INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 10 to Registration Statement No. 333-68601 of Sun Life of Canada (U.S.) Variable Account I on Form N-6 of our report dated February 28, 2003 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account I appearing in the Statements of Additional Information, which are part of such Registration Statements, to the use of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, described in Note 1) accompanying the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in such Statements of Additional Information, and to the incorporation by reference in the Prospectuses which are part of such Registration Statements of our report dated February 21, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of provisions of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, described in Note 1) in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2002.

We also consent to the references to us under the heading "Accountants" in such Statements of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 22, 2003